Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES RESULTS THROUGH THE EARLY TENDER DATE OF ITS EXCHANGE OFFER AND CONSENT SOLICITATION FOR 10 1/2% SENIOR DISCOUNT NOTES DUE 2012

MARCH 5, 2010 — DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) (the “Company”) announced today the results of the exchange offer and consent solicitation by Reddy Ice Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Reddy Corp”), for the Company’s outstanding 10 1/2% Senior Discount Notes due 2012 (the “Old Notes”) through 5:00 pm New York City time on March 5, 2010 (the “Early Tender Date”).  On or prior to the Early Tender Date, tenders and consents had been received with respect to approximately 91.0% of the outstanding aggregate principal amount of the Old Notes.

Upon the acceptance of the Old Notes for exchange, holders of Old Notes who provided valid tenders and consents on or prior to the Early Tender Date will receive $1,000.00 principal amount of new 13.25% senior secured notes due 2015 of Reddy Corp (the “New Notes”) for each $1,000 principal amount of their Old Notes that are accepted for exchange, plus an additional $5.00 principal amount of New Notes (the “Early Tender Payment”).  Reddy Corp expects to accept for exchange the Old Notes validly tendered on or prior to the Early Tender Date simultaneously with the closing of the offering of its new first lien notes.

The exchange offer and consent solicitation will expire at 12:00 midnight, New York City time, on March 19, 2010, unless extended.  Holders tendering Old Notes after the Early Tender Date will receive $1,000.00 principal amount of the New Notes for each $1,000 principal amount of their Old Notes that are accepted for exchange, but will not receive the Early Tender Payment.

The exchange offer and consent solicitation is subject to certain conditions, including the entry into a new revolving credit facility by Reddy Corp, the termination and repayment of all indebtedness under Reddy Corp’s existing credit facility and the issuance by Reddy Corp of new first lien notes in an amount sufficient to refinance Reddy Corp’s existing credit facility. Reddy Corp has the right to waive these conditions or to terminate or withdraw the exchange offer and consent solicitation at any time and for any reason prior to the fulfillment or waiver of the conditions to the offer.

This press release is neither an offer to sell nor the solicitation of an offer to buy any security. This announcement is also not a solicitation of consents to the proposed amendments to the Indenture.  No recommendation is made as to whether the holders of Old Notes should tender their Old Notes for exchange in the exchange offer.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary in-store bagging technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.